Exhibit 99.2

Xencor, Inc.

1Q14 Earnings Transcript

Wednesday, May 14th, 2014

4:30pm ET (1:30pm PT)

Operator:

“Good afternoon and welcome to the Xencor first quarter 2014 conference call. At this time, all participants are in a listen-only mode. Following the formal remarks, we will open the call up for your questions. Please be advised that the call is being recorded at the company’s request. At this time, I’d like to turn the call over to Deanne Tockey of Stern Investor Relations. Please proceed.”

Deanne Tockey, Stern IR:

“Thank you operator. Good afternoon, this is Deanne Tockey with Stern Investor Relations, and welcome to Xencor’s first quarter 2014 conference call. This afternoon, we issued our financial results and business review press release which is available at www.xencor.com. Today on our call, Bassil Dahiyat, Ph.D., President and CEO will discuss the Company’s business and clinical highlights from the quarter; John Kuch, Vice President of Finance will review the financial results and then we will open up the call for your questions. Before we begin, I would like to remind you that during the course of this conference call, Xencor management may make forward—looking statements, including statements regarding the company’s research and development, future financial and operating results, future market conditions, the plans and objectives of management for future operations, and the company’s future product offerings. These forward-looking statements are not historical facts but rather are based on Xencor’s current expectations and beliefs and are based on information currently available to us. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements, including, but not limited to those factors contained in the “Risk Factors” sections of its most recently filed Quarterly Report on Form 10-Q. With that, let me pass the call over to Bassil.”

Bassil Dahiyat, President and CEO, Xencor:

“Thanks Deanne. Good afternoon everyone, and thanks for joining us today on our first quarter earnings call. So far in 2014, we’ve continued to make progress with our clinical development programs and we worked very hard to maximize the potential of our antibody engineering platform we call the XmAb platform. Following our recent announcement that Merck initiated clinical testing for one of the programs that licensed our technology — which I will go into more detail about in a moment — we now have six clinical programs ongoing, internally and with partners, that use our proprietary XmAb platform. So we’re always excited to announce the continued growth of our pipeline.

The XmAb antibody engineering technology enables us to make small changes to the structure of monoclonal antibodies to create new mechanisms of therapeutic action and to enhance antibody functions. We’re currently developing internally two candidaates that use the XmAb technology, XmAb7195 and XmAb5871, for which Amgen has an option to acquire an exclusive worldwide license after Phase 2b proof-of-concept.

XmAb7195 we’re developing for asthma and allergic disease. We remain on track to initiate a Phase 1a single ascending dose clinical trial for asthma in the second quarter with preliminary data anticipated by the end of 2014. XmAb7195 works by binding IgE and simultaneously through its Fc domain, engaging the FcgRIIb pathway. The specific Fc domain we use is the XmAb “Immune Inhibitor” Fc domain, and by doing so we rapidly clear IgE from the circulation. This trial will be conducted in healthy volunteers and will include in addition parallel cohorts in allergic subjects with very high IgE levels and is designed to study safety and pharmacokinetics in humans as well as validate XmAb7195’s ability to suppress both free and total IgE. If the trial is successful, in 2015 we will start a Phase 1b multiple ascending dose clinical trial in healthy volunteers in addition to the parallel cohorts in patients with mild-to-moderate asthma to study again safety, pharmacokinetics, and IgE reduction. There is a tremendous unmet need for the treatment of severe asthma patients, where a significant portion of patients are poorly controlled on existing inhaler therapies and on oral corticosteroids. The current lead therapy for this segment is Xolair. A significant fraction of patients, however, they’re treated with Xolair do not reach target IgE reductions, or have such high IgE levels to begin with that Xolair is contraindicated because of the high likelihood of lack of effect. We believe XmAb7195 has the potential to be a product with first-in-class mechanism of action for reducing IgE that will let us address the full spectrum of severe asthmatics, including those that are hardest-to-treat because of their high IgE levels.

Our next internally developed program is XmAb5871, that’s our most advanced antibody containing our XmAb “Immune Inhibitor” Fc domain, which has the potential to treat autoimmune diseases.  The current clinical development focus is in rheumatoid arthritis and lupus. We expect top-line data from the on-going Phase 2a clinical trial in patients with moderate-to-severe rheumatoid arthritis in the second half of 2014.  As we previously mentioned, Amgen, our partner, has an option to acquire exclusive worldwide license after Phase 2b proof-of-concept, but in the meantime we are controlling all clinical development.

Next I’ll mention MOR208, formerly called XmAb5574. This drug candidate is partnered with MorphoSys, and we are currently conducting a Phase 2 clinical trial in B-cell acute lymphoblastic leukemia, or B-ALL as well as a separate Phase 2 trial in non-Hodgkin lymphoma, or NHL. In addition, there’s an investigator-sponsored Phase 2 trial in Chronic Lymphocytic Leukemia, or CLL in combination with lenalidomide that began in January of 2014. So this broad development program that MorphoSys is pursuing creates a number of opportunities for MOR208 in the rapidly evolving treatment landscape for B-cell malignancies.

Next I’d like to highlight our emerging pipeline based on the newest element of our XmAb technology, our new bispecific Fc domains, which allow us to create dual-antigen targeting molecules. By using an Fc domain, this is the core of our XmAb technology, as an integral part of the molecule, we can maintain the advantages of natural antibodies in a bispecific antibody, and potentially enable us to retain the long circulating half-life, we can potentially use standard antibody manufacturing approaches and modulate potency to reduce toxicities. So we remain on track to advance one of our lead bispecific molecules into development by the middle of this year. So far, we have produced a preclinical candidate that targets CD3 and CD38 simultaneously, and confirmed potent activity and multi-day half-life in mouse models that is typical of standard antibodies, the multi-day half-life. Now in March of this year, we presented new data featuring this bispecific approach for recruiting cytotoxic T cells against tumor cells at the Annual Summit on Practical and Emerging Trends in Multiple Myeloma. We have also produced a second preclinical candidate, this one targeting CD3 and CD123 for use in acute myeloid leukemia.

Finally, I’ll review our technology licensing program. We’ve granted a number of technology licenses to pharma and biotech companies to utilize our XmAb technology in their own development programs.  These have generated funding for us through up-front payments and additional potential funding through milestone payments and royalties, if these programs progress. In 2013 we granted Merck access to one of our Fc engineering patents for a therapeutic monoclonal antibody, and in April of this year, we received a milestone payment triggered by their initiation of a Phase 1 clinical trial in the first quarter. So this was for a biologic candidate that uses our XmAb intellectual property. We continue to seek licensing and partnering opportunities when it makes sense for our product and development and business strategy.

With that, I’ll now turn it over to John Kuch for our financial review.”

John Kuch, Vice President of Finance, Xencor:

“Thank you, Bassil.

In this afternoon’s press release, we reported cash balances totaling $72.5 million as of March 31, 2014, compared to $78 million as of December 31, 2013. Total revenues for the first quarter were $2.2 million, compared to $1.3 million for the same period of 2013. Our revenues are earned from technology licensing fees and milestone payments from our partners for the license of our drug candidates and use of our proprietary XmAb antibody engineering technologies.

Total research and development expenses for the quarter were $4.2 million, compared to $4.6 million for the same period in 2013. Increases in spending on the XmAb 7195 program and the bispecific program were offset by lower spending on the XmAb 5871 program with the net result of $400,000 in lower research and development spending for this quarter, compared to the first quarter last year.  We expect our overall research and development expenses to increase in subsequent periods as we advance our development programs further, in particular as we increase the number and size of our clinical trials over time.

General and administration expenses in the first quarter ended March 31st were $1.7 million, compared to $700,000 for the same period in 2013. The increase primarily reflects increased compensation expenses and professional fees.  We expect our General and administration expenses to continue to increase as we incur additional costs associated with being a publicly-traded company.

Net loss for the first quarter ended March 31st was $3.7 million, or 12 cents on a fully diluted per share basis compared to a net loss of $4.6 million, or $63.78 on a fully diluted per share basis, for the same period in 2013. The decrease reflects increased revenue and lower expenses in the first quarter this year compared to the first quarter last year. The decrease in earnings per share amounts also reflect the increase in shares outstanding as a result of our IPO in December 2013.

Based on our current operating plans, we expect to have sufficient cash to fund research and development programs and operations through 2016 and we estimate that our year end cash and cash equivalents will be approximately $54 million. Thank you very much.

We will now open up the call for your questions. Operator?”

Operator:

“Ladies and gentlemen, if you have a question at this time, please press star then 1 on your touchtone telephone. You may remove yourself from the queue at any time by pressing the pound key. Again, to ask a question at this time please press star then 1 on your touchtone telephone. And our first question comes from Jason Kantor of Credit Suisse. Please proceed.”

Jeremiah Shepard, Credit Suisse:

“Good afternoon, this is Jeremiah filling in for Jason. In regards to the Phase 1 study for 7195 that you aim to start soon, how many patients—how many healthy volunteers do you plan to enroll? And also how many patients do you hope to enroll that will be high IgE patients?”

Bassil Dahiyat, President and CEO, Xencor:

“So there’s a design that allows for up to 5—sorry for 5 cohorts of healthy volunteers, and 3 cohorts of high IgE allergic cohorts. Each of those cohorts would be 8 patients, randomized, 6 on active and 2 on placebo. SO when you add that up, we would have 64 patients total in the trial. Subjects, I should say, not patients.”

Jeremiah Shepard, Credit Suisse:

“And then, you mentioned that you hope to have data by the end of this year. Would you plan on top-lining that data? And would you have data for all those patients?”

Bassil Dahiyat, President and CEO, Xencor:

“It’s not clear whether we’ll have data for all of the patients by the end of the year. That’ll become more clear as we move through the trial and the specific operational aspects of it. Currently, we are committing to having the data and we will be guiding on how we announce it at the appropriate venue.”

Jeremiah Shepard, Credit Suisse:

“And then this last question. In terms of your R&D spend throughout the year, how would you expect this to change, particularly with the new study?”

Bassil Dahiyat, President and CEO, Xencor:

“Well we’ve budgeted and planned for the R&D spend that we’ve guided to, or rather for the cash balance that we’ve guided to at the end of the year, so we have pretty good confidence in where we’re going to end up in terms of cash balance at the end of the year. In general, as we move forward in the clinic with this program or as we advance our other programs, over the next few years we do expect an increase in R&D spend.”

Jeremiah Shepard, Credit Suisse:

“Thank you for taking the questions.”

Bassil Dahiyat, President and CEO, Xencor:

“Thank you.”

Operator:

“Again ladies and gentlemen, if you have a question at this time please press star then 1 on your touchtone telephone. Our next question comes from Michael Schmidt, from Leerink. Please go ahead.”

Michael Schmidt, Leerink Partners:

“Hey, thanks for taking my question. I think in [inaudible] study, you said you’ll take one of the two bispecific antibodies into formal development this year. Which one is it?”

Bassil Dahiyat, President and CEO, Xencor:

“We haven’t guided on that yet.”

Michael Schmidt, Leerink Partners:

“Okay. And you know so there are a couple, there’s, I think, three CD38 antibodies in the clinic right now, as well as a couple molecules targeting CD123 in development. Where do you see differentiation from these other drugs that are being developed, targeting the same targets?”

Bassil Dahiyat, President and CEO, Xencor:

“Yeah, where we see differentiation is in the, we believe, unique combination that one can have of both potency and potentially high activity from recruiting cytotoxic T lymphocytes through CD3 binding to the target cell, as well as- and this combination is the key part- as well as by using our Fc domain technology, our XmAb technology, the kind of long action from having long half-life and the kind of tunability from having a flexible scaffold that lets us modulate the kind of toxicities that can emerge. And so if you look at the CD38s that are out there, our differentiation would come from being able to fit in by having a potentially much more active mechanism and active cytotoxic mechanism you get with a standard IgE 1 antibody, which is what I believe the 3 current programs in the clinic are. Certainly we’ve seen from the limited experience with CD3 engagement you can see profound activity against tumors. And at the same time we can have that in a molecule that has antibody-like properties, like half-life, and if you look at the CD123s I think it’s a situation where it’s again that combination where we think we differentiate of being the only offering that has a long duration of action and half-life of an Fc domain, with the [inaudible] cytotoxic and the lymphocytes.”

Michael Schmidt, Leerink Partners:

“Okay. And do you expect any newsflow from any of your partnerships or partnered drugs that are being developed?”

Bassil Dahiyat, President and CEO, Xencor:

“Because, well with the exception of XmAb5871, where we’re driving the clinical program and we’re guiding for top-line data from the RA trial by end of the year, with the exception of that program we don’t have really any kind of element of control. These are technology licenses for the most part, or compound licenses, with our Morphosys collaboration, and it’s really up to the partner to provide any guidance or newsflow on that. So we can’t really offer much there.”

Michael Schmidt, Leerink Partners:

“Okay. Thank you.”

Bassil Dahiyat, President and CEO, Xencor:

“Thank you.”

Operator:

“And there are no further questions. I’d like to turn it back to Bassil Dahiyat for closing remarks.”

Bassil Dahiyat, President and CEO, Xencor:

“Thank you very much. As I mentioned earlier, we are anticipating some exciting milestones through the rest of 2014. We expect preliminary XmAb7195 Phase 1a IgE reduction data and we also expect XmAb5871 Phase 2a rheumatoid arthritis top-line data by the end of this year. In addition we plan to initiate development work for our first bispecific program by the middle of this year. Thank you again very much for your time, and we look forward to updating you again very soon.”

Operator:

“Ladies and gentlemen, so concludes today’s conference. Thank you for attending, you may now disconnect. Everyone have a great day.”